Exhibit 5.1

[Letterhead of Cohen & Grigsby, P.C.]

May 12, 2014

Matthews International Corporation

Two NorthShore Center

Pittsburgh, Pennsylvania 15212-5851

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-4 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 5,398,829 shares (the “Shares”) of Class A Common Stock, par value $1.00 per share, of Matthews International Corporation, a Pennsylvania corporation (“Matthews”), to be issued in connection with the merger of Moonlight Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Matthews (“Moonlight”), with and into Schawk, Inc. (“SGK”), a Delaware corporation, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of March 16, 2014, by and among Matthews, Moonlight, Moonlight Merger Sub LLC, a wholly-owned subsidiary of Matthews, and SGK (the “Merger Agreement”).

In rendering our opinion, we have reviewed and relied upon such certificates, documents, corporate records, other instruments and representations of officers of Matthews as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

For purposes of this opinion, we have assumed that (i) the Registration Statement, as then amended, will have become effective under the Securities Act and will not be subject to any stop order or similar proceeding, and such effectiveness will not have been terminated or rescinded; (ii) the stockholders of SGK will have adopted the Merger Agreement; (iii) the other conditions to closing the Merger will have been satisfied or waived; and (iv) the Certificate of Merger will have been duly filed with the Secretary of the State of Delaware.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by Matthews and, when issued by Matthews and delivered by Matthews against receipt of shares of SGK common stock in the manner contemplated by the Merger Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the laws of the Commonwealth of Pennsylvania.

We consent to the filing of this opinion as an Exhibit 5.1 to the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Proxy Statement/Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Yours truly,

/s/ Cohen & Grigsby, P.C.